Exhibit (a)(1)(vi)

GTJ REIT, Inc. Announces Termination of Tender Offer

and Suspension of Share Redemption Program

WEST HEMPSTEAD, NY – March 30, 2020 – GTJ REIT, Inc. – GTJ REIT, Inc. (the “Company”) announced today that it has terminated its previously announced issuer tender offer to acquire up to $4,999,989.25, or 425,531 shares, of the Company’s common stock, par value $0.0001 per share (the “Shares”), at a purchase price equal to $11.75 per Share, in cash, which was due to expire at 12:00 Midnight, New York City Time, on March 31, 2020 (the “Offer”), as a result of certain conditions to the Offer not having been satisfied.  As a result of this termination, no Shares will be purchased in the Offer and all Shares previously tendered and not withdrawn will be promptly returned to tendering holders.

The Company’s obligation to acquire Shares pursuant to the Offer was subject to various terms and conditions as specified in the Offer to Purchase, dated February 13, 2020 (as supplemented and amended, the “Offer to Purchase”) and the related Letter of Transmittal, including conditions that specified that there has not occurred any change in the general political, market, economic or financial conditions, domestically or internationally, that could reasonably be expected to materially and adversely affect the Company’s business or prospects or the benefits to the Company of the Offer, including, but not limited to, the commencement of an international or national calamity directly involving the United States, on or after the date of the Offer to Purchase, which is reasonably likely to have a material adverse effect on the Company or on the Company’s ability to complete the Offer.

The Company believes that the COVID-19 pandemic, particularly and specifically in the United States, qualifies as a “national calamity involving the United States,” making it inadvisable for the Company to proceed with the Offer.  In the Company’s reasonable judgment, the change in the general political, market, economic and financial conditions caused by the COVID-19 pandemic in the United States could reasonably be expected to materially and adversely affect the benefits to the Company of the Offer and make it inadvisable to proceed with the Offer. Accordingly, the Company has exercised its right to terminate the Offer as a result of this triggering event having occurred.

In addition, due to the COVID-19 pandemic, the Company’s board of directors has determined that it is in the best interests of the Company to suspend the Company’s Share Redemption Program effective as of May 1, 2020.

About the Company

The Company is a fully integrated, self-administered and self-managed, non-listed REIT primarily engaged in the acquisition, ownership, and management of commercial real estate in the Northeast and Mid-Atlantic areas.  For more information, please see www.gtjreit.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the federal securities laws.  Forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. The information contained in the forward looking statements is inherently uncertain, and the Company’s actual results may differ materially due to a number of factors, many of which are beyond the Company’s ability to predict or control, including, among many others, uncertainties relating to changes in general economic and real estate conditions, uncertainties related to the impact of the recent outbreak of COVID-

19, uncertainties relating to the implementation of our real estate investment strategy, uncertainties relating to financing availability and capital proceeds, uncertainties relating to the closing of property acquisitions or dispositions, uncertainties related to the timing and availability of distributions, as well as other risks and uncertainties that could affect the Company’s future operating results which are more fully described in the Company’s Securities and Exchange Commission filings, including the Annual Report Form 10-K for the year ended December 31, 2019, as supplemented by our subsequent filings under the Securities Exchange Act of 1934, as amended. These filings are available at www.sec.gov. The Company expressly disclaims any obligation to update or revise these or any other forward-looking statements to reflect any change in expectations or change in events, conditions, or circumstances on which any such statement is based, unless otherwise required by law.